ADMINISTRATION AGREEMENT

		Agreement made as of July 27, 1993 and amended effective October 1, 2005, between ALLIANCE WORLD DOLLAR GOVERNMENT
FUND II, INC., a Maryland corporation (the "Fund"), and
ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership (the "Administrator").

		WHEREAS, the Fund operates as a closed-end management investment company, and is so registered under the Investment
Company Act of 1940, as amended (the "1940 Act");

		WHEREAS, the Fund has authorized the issuance of its shares of common stock, par value $.01 per share (the "Common Stock");

		WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services to the Fund under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

		NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

		1.	Appointment.  The Fund hereby appoints the Administrator
to administer the Fund, and as such to furnish the services set forth in paragraph 2 below and the Administrator accepts such appointment and agrees that it will furnish such services.

		2.	Services and Duties of the Administrator.  Subject to the
supervision of the Fund's Board of Directors, the Administrator will provide the following services:

	(a)	oversee the determination and publication of the Fund's net
asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

	(b)	oversee the maintenance of the books and records of the Fund required under Rule 31a-1(b)(4) under the Investment Company Act;

	(c)	arrange for bank or other borrowing by the Fund,
pursuant to the investment adviser's determination of the lenders or lenders, timing, amount and terms of any such borrowing, in accordance with authority granted by the Board of Directors of the Fund;

	(d)	prepare the Fund's federal, state and local income tax returns;

	(e)	prepare the financial information for the Fund's proxy
statements and quarterly, semi-annual and annual reports to shareholders;

	(f)	on the basis of the Fund's books and records and information furnished by the Fund or its investment adviser, prepare the Fund's periodic financial and other reports to the Securities and Exchange Commission, the New York State Exchange and other regulatory agencies or entities as required;

	(g)	respond to or refer to the Fund's officers or transfer agent, as appropriate, shareholder inquiries relating to the Fund;

	(h)	coordinate the audit examination with the Fund's independent auditors for the annual audit of the Fund and any required periodic compliance examinations; and

	(i)	conduct asset maintenance tests and prepare associated reports for purposes of compliance reporting under the 1940 Act and guidelines.

		All services to be furnished by the Administrator may be furnished through the medium of any directors, officers or employees of the Administrator or its affiliates. The Fund shall bear its own expenses incurred in connection with this Agreement. Additionally, the Fund shall reimburse the Administrator for its costs, including legal and accounting costs, incurred in connection with providing the services set forth herein; provided, however, that such reimbursement shall not exceed an annualized rate of .15 of 1% of the Fund's average weekly net assets. For purposes of this calculation, average weekly net assets shall be determined on the basis of the average net assets of the Fund for each weekly period (ending on Friday) ending during the month. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period.
When a Friday is not a business day for the Fund, then the calculation will be based on the Fund's assets on the business day immediately preceding such Friday. Any amount owed to the Administrator by the Fund pursuant to this section shall be payable on the last day of the calendar month in which services were performed hereunder.

		3.	Compliance with the Fund's Governing Documents and Applicable Law.
In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Articles of
Incorporation, By-Laws and Registration Statements of the Fund and with the directions of the Fund's Board of Directors and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

		4.	Service Not Exclusive.  Except to the extent necessary
to perform the Administrator's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Administrator's right, or the right of any of the Administrator's employees, or any of the officers or directors of Alliance Capital
Management Corporation, the Administrator's general partner, who may also be a Director, officer or employee of the Fund, or persons otherwise affiliated with the Fund
(within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render service of any kind to any other trust, corporation, firm, individual or association.



		5.	Limitation of Liability of the Administrator.  The Fund
shall expect of the Administrator, and the Administrator will give the Fund the benefit of, the Administrator's best judgment and efforts in rendering these services to the Fund, and the Fund agrees as an inducement to the Administrator's undertaking these services that the Administrator shall not be liable under this Agreement for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Administrator against any liability to the Fund or to the Fund's security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties under this Agreement, or by reason of the Administrator's reckless disregard of the Administrator's obligations and duties under this Agreement.

		6.	Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by the Administrator and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by the Administrator.
The term "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

		7.	Duration and Termination.  This Agreement shall become effective on the date set forth above and shall continue in effect until
September 30, 2006 and may be continued for successive twelve-month periods (computed from each October 1) provided that such continuance is specifically approved at least annually by a vote of the
Fund's Board of Directors or by majority vote of the holders of the Fund's outstanding voting securities (as defined in the 1940 Act), and in either case, by the vote of a majority of the Fund's Board of Directors who are not interested persons, as defined
in the 1940 Act, of any party to this Agreement (other than as
Directors of the Fund) cast in person at a meeting called
for the purpose of voting on such approval; provided further, however, that if the continuation of this Agreement is not approved, the Administrator may continue to render the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.  Upon the effectiveness of this Agreement, it shall supersede all previous agreements
between the Fund and the Administrator covering the subject
matter hereof.  This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority
of the Fund's outstanding voting securities (as so defined), or by a vote of the Fund's Board of Directors on 60 days
written notice to the Administrator, or by the Administrator on 60 days written notice to the Fund.

		8.	Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally,
but only by an instrument in writing signed by the party
against which enforcement of the change, waiver or discharge or termination is sought.

		9.	Governing Law.  This Agreement shall be construed in
accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

		10.	Miscellaneous.  The captions of this Agreement are included
for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

		IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


						ALLIANCE WORLD DOLLAR GOVERNMENT
						  FUND II, INC.

						By: 	_____________________________
						   	Name:  Emilie D. Wrapp
						   	Title:  Secretary

						ALLIANCE CAPITAL MANAGEMENT L.P.

						By  ALLIANCE CAPITAL MANAGEMENT
							  CORPORATION,
							   its General Partner


						By:   	_________________________________
						   	Name:  Marc O. Mayer
						   	Title:  Executive Vice President


By:   	_________________________________
						   	Name:  Adam Spilka
						   	Title:  Secretary




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